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EXH-23
EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to the Form S-3 Registration Statement/Prospectus on Form SB-2 of our report dated November 19, 1999 (November 23, 1999, with respect to Note M[3]: December 17, 1999 with respect to Note M[4]) on our audits of the financial statements of DynamicWeb Enterprises, Inc., a New Jersey corporation, as of September 30, 1999 and for each of the years in the two-year period ended September 30, 1999. We also consent to the reference of our firm under the captions "Experts" in the Prospectus.

/s/ Richard A. Eisner & Company, LLP

New York, New York
July 10, 2001